UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 12, 2025
SONOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38603	03-0479476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Coromar Drive
Santa Barbara, California 93117
(Address of principal executive offices, including zip code)
(805) 965-3001
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SONO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Transition

On January 12, 2025, Patrick Spence and the Board of Directors (the “Board”) of Sonos, Inc. (the “Company”) agreed that Mr. Spence will step down as Chief Executive Officer (“CEO”) and as a member of the Board, effective as of January 13, 2025.

On January 12, 2025, the Company entered into a Transition Agreement (the “Transition Agreement”) with Mr. Spence pursuant to which Mr. Spence has agreed to continue to remain employed with the Company through June 30, 2025 (the “End Date”) and provide strategic advisory services to the Company during that time in order to facilitate a smooth and orderly transition of the responsibilities of his role as CEO. Pursuant to the Transition Agreement, Mr. Spence will receive a base salary of $7,500 per month during the advisory period. At the End Date, subject to the timely execution of a release of claims in favor of the Company as set forth in the Transition Agreement, Mr. Spence will receive a cash severance payment in the amount of $1,875,000 and 12 months of subsidized COBRA continuation coverage. At the End Date, Mr. Spence will also receive accelerated vesting of the unvested RSUs that would have vested if his employment had continued until June 30, 2026, and Mr. Spence’s stock options will remain exercisable until June 30, 2026. The Transition Agreement also reaffirms the current restrictive covenants to which Mr. Spence is currently subject.

The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Appointment of Interim Chief Executive Officer

In connection with Mr. Spence’s departure, on January 12, 2025, the Board appointed Tom Conrad as Interim CEO and President, effective January 13, 2025. Mr. Conrad, 55, has served as a director of the Company since 2017. Mr. Conrad is the outgoing Chief Executive Officer of Zero Longevity Science, Inc. (formerly Big Sky Health), maker of the metabolic health app Zero, a position he has held since November 2021. He previously served as the Chief Product Officer of Quibi, a short form streaming service, from March 2019 to January 2021. Mr. Conrad was the Vice President of Product at Snap Inc., a camera and social media company, from March 2016 to March 2018. Prior to Snap Inc., Mr. Conrad served as the Chief Technology Officer and Executive Vice President of Product of Pandora Media, Inc., a streaming music service company, from July 2004 to July 2014. Mr. Conrad holds a B.S.E in computer science from the University of Michigan.

In connection with his appointment, Mr. Conrad has stepped down from his position as Chair and member of the Compensation, People and Diversity & Inclusion Committee of the Board (the “CPD&I Committee”). Mr. Conrad will remain a member of the Board. The Board appointed current committee member Karen Boone to the position of Chair of the CPD&I Committee and appointed Julius Genachowski as a member of the CPD&I Committee, each effective immediately.

The Company and Mr. Conrad have entered into a letter agreement, dated January 12, 2025, in connection with Mr. Conrad's appointment as Interim CEO (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Conrad will receive (i) a base salary at monthly rate of $175,000 and (ii) an award of restricted stock units with a grant date value equal to $2.65 million, which will vest at a rate of one-sixth per month of service as Interim CEO. Vesting will cease when Mr. Conrad’s service as Interim CEO ends. Mr. Conrad will not receive any compensation for his service on the Board while he serves as Interim CEO.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

There are no family relationships between Mr. Conrad and any director or executive officer of the Company, and no arrangements or understandings between Mr. Conrad and any other person pursuant to which he was selected as Interim CEO. Mr. Conrad is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On January 13, 2025, the Company issued a press release announcing the leadership changes described in this Current Report on Form 8-K. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.
10.1	Transition Agreement dated January 12, 2025.
10.2	Letter Agreement dated January 12, 2025.
99.1	Press Release dated January 13, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOS, INC.

Date: January 13, 2025	By:	/s/ Eddie Lazarus
Eddie Lazarus Chief Legal and Strategy Officer